Exhibit 99.1

Fluor Corporation	Keith Stephens/Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 /469.398.7621

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

Lynn Swann Elected to Fluor’s Board of Directors

Total Number of Fluor Board Positions Moves to 13

IRVING, Texas, November 4, 2013 — Fluor Corporation (NYSE: FLR) announced today the election of Lynn Swann to its Board of Directors.  He will serve on Fluor’s Audit Committee.  The size of Fluor’s board will increase to 13 members, 12 of whom are independent directors.

“Lynn’s addition to our board of directors will greatly benefit our company on many different levels,” said David Seaton, Fluor Corporation’s chairman and chief executive officer. “I appreciate the unique marketing perspective and personal energy he brings to the company outside of our traditional engineering and construction fields.   We are pleased that Lynn has agreed to join us and look forward to working with him in years ahead.”

Currently, Swann is the president of Swann, Inc., a marketing and consulting firm he founded in 1976.  Swann serves on the boards of Caesar’s Entertainment Corp, Hershey Entertainment and Resorts (private) and American Homes 4 Rent.  He previously served on the board of HJ Heinz.  Swann currently holds a Series 7 and a Series 63 license.

Swann earned a bachelor’s degree from the University of Southern California where he was an All-American collegiate football player.  He later played professional football in the National Football League and was inducted into the NFL Hall of Fame in 2001.  For nearly 30 years, Swann was a sports commentator for the American Broadcast Corporation.  In 2006, Swann ran for the governorship of Pennsylvania.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 41,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

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